Exhibit 5.1

                               Robert A. Forrester
                                 Attorney At Law
                      1215 executive Drive West, Suite 102
                             Richardson, Texas 75081
                                 (972) 437-9898
                               FAX (972) 480-8406

October 12, 2001


Board of Directors
Microwave Transmission Systems, Inc.
541 Sterling Drive
Richardson, Texas 75081

         RE: REGISTRATION STATEMENT ON FORM S-8 MICROWAVE TRANSMISSION SYSTEMS, INC. 2001 STOCK INCENTIVE PLAN

Gentlemen:

You have requested my opinion as counsel for Microwave Transmission Systems, Inc., a Texas corporation, in connection with the registration under the Securities Act of 1933, as amended, and the Rules and Regulations promulgated thereunder, and the public offering by the Company of 800,000 shares of Common Stock, an amount which can be increased, upon exercise of options granted under the Company 2001 Stock Incentive Plan.

I have examined the Company's Registration Statement of Form S-8 in the form to be filed with the Securities and Exchange Commission on or about October 15, 2001 (the "Registration Statement"). I further have examined the Certificate of Incorporation of the Company as certified by the Secretary of State of the Sate of Texas, the Bylaws and the minute books of the Company as a basis for the opinion hereafter expressed.

Based on the foregoing examination, I am of the opinion that upon issuance and sale in the manner described in the Registration Statement, the shares of Common Stock covered by the Registration Statement will be legally issued, fully paid and nonassessable.

I consent to the filing of this opinion as an exhibit to the Registration Statement.



Very truly yours,





Robert A. Forrester



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